Exhibit 4.3

FOURTH SUPPLEMENTAL INDENTURE

FOURTH SUPPLEMENTAL INDENTURE, dated as of May 30, 2017 (the “Fourth Supplemental Indenture”), by and among Janus Capital Group Inc., a Delaware corporation (the “Company”), Henderson Group plc, a company incorporated in Jersey (the “Guarantor”), and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (the “Trustee”).

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of November 6, 2001 (the “Base Indenture”), between the Company (formerly known as Stilwell Financial Inc.) and the Trustee (as successor to The Chase Manhattan Bank), as amended or supplemented from time to time with respect to the Notes (as defined below), including by the Third Supplemental Indenture, dated as of June 19, 2013 (the “Third Supplemental Indenture” and, together with the Base Indenture so amended or supplemented, the “Indenture”), providing for the issuance of the 0.75% Convertible Senior Notes due 2018 (the “Notes”);

WHEREAS, pursuant to the Agreement and Plan of Merger dated October 3, 2016 (the “Merger Agreement”), among the Company, the Guarantor and Horizon Orbit Corp., a Delaware corporation and a wholly-owned subsidiary of the Guarantor (“HOC”), HOC will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of the Guarantor (the “Merger”);

WHEREAS, pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of common stock, par value $0.01 per share, of the Company (the “Janus Common Stock”) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive 0.4719 ordinary shares, par value $1.50 per share, of the Guarantor (the “Guarantor Common Shares”) (after taking into account a share consolidation of Guarantor Common Shares, which share consolidation shall occur immediately prior to the Effective Time);

WHEREAS, pursuant to Section 4.07(a) of the Third Supplemental Indenture, as a condition precedent to the Merger, the Company and the Guarantor are required to execute with the Trustee a supplemental indenture providing that, from and after the Effective Time, the right to convert each $1,000 principal amount of Notes will be changed into a right to convert such principal amount of Notes into the kind and amount of shares of stock that a holder of a number of shares of Janus Common Stock equal to the Conversion Rate immediately prior to the Effective Time would have been entitled to receive in the Merger;

WHEREAS, pursuant to Section 4.07(c)(i) of the Third Supplemental Indenture, such supplemental indenture shall amend the Initial Dividend Threshold to equal the quotient of (x) the Initial Dividend Threshold immediately prior to the Effective Time divided by (y) the number of shares of Guarantor Common Stock that a holder of one share of Janus Common Stock would receive in such Merger (such quotient rounded down to nearest cent);

WHEREAS, pursuant to Section 8.01(b) of the Third Supplemental Indenture, as a condition precedent to the Merger, the Guarantor is required to provide a full and unconditional guarantee (the “Guarantee”) of the obligations of the Company under the Indenture and the Notes;

WHEREAS, Section 7.01(f) of the Third Supplemental Indenture provides that the Company and the Trustee may amend or supplement the Indenture or the Notes without notice to or the consent of any Holder in order to comply with their obligations to execute and deliver a supplemental indenture pursuant to Sections 4.07 and 8.01 of the Third Supplemental Indenture; and

WHEREAS, the Company has complied with all conditions precedent provided for in the Indenture relating to this Fourth Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I
TERMS

SECTION 1.01. Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Indenture.

ARTICLE II
EFFECT OF MERGER

SECTION 2.01. Conversion Right. Pursuant to Section 4.07(a) of the Third Supplemental Indenture, as a result of the Merger, from and after the Effective Time each $1,000 principal amount of Notes shall be convertible, during any period in which such Notes shall be convertible as specified in the Indenture, into 44.4712 Guarantor Common Shares; provided, however, that (i) the Company shall continue to have the right to determine the form of consideration to be paid and delivered, as the case may be, upon conversion of the Notes in accordance with Section 4.03 of the Third Supplemental Indenture and (ii) (x) any amount payable in cash upon conversion of the Notes in accordance with Section 4.03 of the Third Supplemental Indenture shall continue to be payable in cash, (y) any shares of Janus Common Stock that the Company would have been required to deliver upon conversion of the Notes in accordance with Section 4.03 of the Third Supplemental Indenture shall instead be deliverable in the amount and type of Reference Property that a holder of that number of shares of Janus Common Stock would have been entitled to receive in such Merger and (z) the Daily VWAP shall be calculated based on the value of a unit of Reference Property. From and after the Effective Time, all references in the Indenture to “Common Shares” shall, mutatis mutandis, be deemed to be references to the Guarantor Common Shares. Guarantor hereby agrees to furnish the Reference Property, if any, deliverable upon conversion of the Notes and be bound by the conversion provisions of Article 4 of the Third Supplemental Indenture. As and to the extent required by Article 4 of the Third Supplemental Indenture, the Conversion Rate shall be adjusted as a result of events occurring subsequent to the date hereof with respect to the Reference Property.

SECTION 2.02. Initial Dividend Threshold. Pursuant to Section 4.07(c)(i) of the Third Supplemental Indenture, at and after the Effective Time the Initial Dividend Threshold shall be equal to $0.14.

ARTICLE III
GUARANTEE

SECTION 3.01. Amendments to the Third Supplemental Indenture. The following Sections 10.1 to 10.8 shall be added as a new Article 10 of the Third Supplemental Indenture, and shall hereinafter be deemed a part of the Third Supplemental Indenture and applicable to the Notes. The following definition shall apply to Article 10 of the Third Supplemental Indenture, as amended hereby: “Guarantor” shall mean Henderson Group plc, a company incorporated in Jersey.

“Section 10.1. Guarantee.

The Guarantor hereby unconditionally and irrevocably guarantees to each Holder of the Notes and to the Trustee and its successors and assigns (i)(a) the full and punctual payment of principal and interest on the Notes of such Holder when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Company to the Holders and the Trustee under the Indenture and the Notes, (b) the full and punctual delivery of any shares of Guarantor Common Stock due upon conversion of the Notes and (c) the full and punctual performance within applicable grace periods of all other obligations of the Company under the Indenture and the Notes and (ii) in the case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal (all of the foregoing being hereinafter collectively called the “Guarantee”).

The Guarantor waives presentation to, demand of, payment from and protest to the Company of the Guarantee and also waives notice of protest for nonpayment. The Guarantor waives notice of any default under the Notes or the Guarantee. The Guarantee shall not be affected by (a) the failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Company or any other Person under the Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of the Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder or the Trustee for the Guarantee; (e) the failure of any Holder or Trustee to exercise any right or remedy against any other guarantor of the Guarantee or (f) any change in the ownership of the Guarantor.

The Guarantor further agrees that its Guarantee hereunder constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection).

The Guarantor hereby agrees that its obligations hereunder shall be as principal and not merely as surety, and shall be absolute and unconditional, irrespective of, and shall be unaffected by, any invalidity, irregularity or failure to enforce the provisions of any Note or the Indenture, or any waiver, modification, consent or indulgence granted to the Company with respect thereto (unless the same shall also be provided the Guarantor), by the Holder of any Note or the Trustee, the recovery of any judgment against the Company or any action to enforce the same, or any other circumstances which may otherwise constitute a legal or equitable discharge of a surety or guarantor; provided that, notwithstanding the foregoing, no such waiver, modification, indulgence or circumstance shall, without the consent of the Guarantor, increase the principal amount of a Note or the interest rate thereon or increase any premium payable upon redemption thereof. The Guarantee shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guarantee or otherwise. Without limiting the generality of the foregoing, the Guarantor covenants that the Guarantee shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Trustee to assert any claim or demand or to enforce any remedy under the Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of the Guarantor or would otherwise operate as a discharge of the Guarantor as a matter of law or equity.

The Guarantor further agrees that the Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal, premium, if any, or interest on any Note is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Company or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee has at law or in equity against the Guarantor by virtue hereof, upon the failure of the Company to pay the principal of, premium on, if any, or interest on any Note when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other obligation under the Notes, the Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee an amount equal to the sum of (i) the unpaid amount of such obligations under such Notes, (ii) accrued and unpaid interest on such obligations under such Notes (but only to the extent not prohibited by law) and (iii) all other monetary obligations with respect to such Notes of the Company to the Holders and the Trustee.

The Guarantor will be subrogated to all rights of the Holders against the Company in respect of any amount paid by the Guarantor pursuant to the provisions of the Guarantee; provided, however, that the Guarantor shall not be entitled to enforce, or to receive any payments arising out of or based upon, such right of subrogation until the principal of, premium on, if any, and interest on such Notes shall have been paid in full. The Guarantor further agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations with respect to the Notes hereby may be accelerated as provided herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations with respect to such Notes, and (y) in the event of any declaration of acceleration of such obligations as provided herein, the Guarantee (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of this Article 10.

The Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under this Article 10.

Section 10.2. Successors and Assigns.

This Article 10 shall be binding upon the Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in the Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of the Indenture.

Section 10.3. No Waiver.

Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article 10 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 10 at law, in equity, by statute or otherwise.

Section 10.4. Modification.

No modification, amendment or waiver of any provision of this Article 10, nor the consent to any departure by the Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Guarantor in any case shall entitle the Guarantor to any other or further notice or demand in the same, similar or other circumstances.

Section 10.5. Notation of Guarantee Not Required.

The Guarantor hereby agrees that the Guarantee set forth in this Article 10 shall remain in full force and effect notwithstanding the absence on any Note of a notation relating to the Guarantee.

Section 10.6. Benefits Acknowledged.

The Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.

Section 10.7. Limitation on Guarantor Liability.

The Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of the Guarantor not constitute a fraudulent transfer or conveyance for purposes of Title 11, U.S. Code or any similar federal or state law for the relief of debtors, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to the Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantor hereby irrevocably agree that the obligations of the Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of the Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Guarantee or any other guarantee result in the obligations of the Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law.”

ARTICLE IV
ACCEPTANCE OF FOURTH SUPPLEMENTAL INDENTURE

SECTION 4.01. Trustee’s Acceptance. The Trustee hereby accepts this Fourth Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Indenture.

ARTICLE V
MISCELLANEOUS PROVISIONS

SECTION 5.01. Effectiveness of Fourth Supplemental Indenture. This Fourth Supplemental Indenture shall become effective as of the Effective Time (as defined in the Merger Agreement).

SECTION 5.02. Effect of Fourth Supplemental Indenture. Upon the execution and delivery of this Fourth Supplemental Indenture by the Company, the Guarantor and the Trustee, the Third Supplemental Indenture shall be supplemented and amended in accordance herewith, and this Fourth Supplemental Indenture shall form a part of the Third Supplemental Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered under the Third Supplemental Indenture shall be bound thereby. All the provisions of this Fourth Supplemental Indenture shall thereby be deemed to be incorporated in, and a part of, the Indenture; and the Indenture, as supplemented and amended by this Fourth Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

SECTION 5.03. Effect of Guarantee; Guarantor to be Bound by Indenture. The Guarantor hereby irrevocably fully and unconditionally guarantees to each Holder of Notes and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, any Notes or the obligations of the Company under the Indenture or any Notes, the obligations of the Company with respect to payment and performance of each Note and the other obligations of the Company under the Indenture with respect to the Notes on the terms, and subject to the conditions, contained in Article 10 of the Indenture (as amended by this Fourth Supplemental Indenture) and agrees to be bound by all other terms of the Indenture.

SECTION 5.04. Indenture Remains in Full Force and Effect. This Fourth Supplemental Indenture shall form a part of the Indenture for all purposes and, except as supplemented or amended hereby, all other provisions in the Indenture and the Notes, to the extent not inconsistent with the terms and provisions of this Fourth Supplemental Indenture, shall remain in full force and effect.

SECTION 5.05. Headings. The headings of the Articles and Sections of this Fourth Supplemental Indenture are inserted for convenience of reference and shall not be deemed a part thereof.

SECTION 5.06. Counterparts. This Fourth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 5.07. Confirmation and Preservation of Indenture. The Indenture as supplemented and amended by this Fourth Supplemental Indenture is in all respects confirmed and preserved.

SECTION 5.08. Conflict with Trust Indenture Act. If any provision of this Fourth Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act that is required under the Trust Indenture Act to be part of and govern any provision of this Fourth Supplemental Indenture, the provision of the Trust Indenture Act shall control. If any provision of this Fourth Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the provision of the Trust Indenture Act shall be deemed to apply to the Indenture as so modified or to be excluded by this Fourth Supplemental Indenture, as the case may be.

SECTION 5.09. Successors. All covenants and agreements in this Fourth Supplemental Indenture by the Company, the Guarantor and the Trustee shall be binding upon and accrue to the benefit of their respective successors.

SECTION 5.10. Separability Clause. In case any provision of this Fourth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 5.11. Benefits of Fourth Supplemental Indenture. Nothing in this Fourth Supplemental Indenture, express or implied, shall give any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders, any benefit of any legal right or equitable right, remedy or claim under this Fourth Supplemental Indenture.

SECTION 5.12. Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company, and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereon. The Trustee makes no representations as to the validity or sufficiency of this Fourth Supplemental Indenture.

SECTION 5.13. Governing Law. THIS FOURTH SUPPLEMENTAL INDENTURE, AND ANY CLAIM CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THERETO, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS).

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed as of the day and year first written above.

JANUS CAPITAL GROUP INC.

By:	/s/ David Grawemeyer

Name:David Grawemeyer
Title: Executive Vice President and General Counsel

[Signature Page to Fourth Supplemental Indenture]

HENDERSON GROUP PLC

By:	/s/ Andrew Formica

Name:Andrew Formica
Title: Chief Executive

[Signature Page to Fourth Supplemental Indenture]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. as Trustee

By:	/s/ Lawrence M. Kusch

Name:Lawrence M. Kusch
Title: Vice President

[Signature Page to Fourth Supplemental Indenture]